GZTY CPA GROUP, LLC

May 5, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Royal Energy Resources, Inc. - SEC File No.  0-52547

We have read the statements made by Royal Energy Resources, Inc. (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated May 4, 2015, regarding Item 4.01 Change in Registrant’s Certifying Accountant.  We agree with the statements made regarding our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ GZTY CPA GROUP LLC

Certified Public Accountants

Metuchen, New Jersey